    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000
                                                  REGISTRATION NO.  333 - 41386

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             NETWORK APPLIANCE, INC.
             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                          7372                  77-0307520
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
   of incorporation or          Classification Code Number)  Identification No.)
      organization)

                               495 EAST JAVA DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 822-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              DANIEL J. WARMENHOVEN
                             CHIEF EXECUTIVE OFFICER
                             NETWORK APPLIANCE, INC.
                               495 EAST JAVA DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 822-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                   Copies to:

        RICHARD S. CHERNICOFF                         CHRISTOPHER DAHL
   BROBECK, PHLEGER & HARRISON LLP             LUCASH, GESMER & UPDEGROVE LLP
        550 SOUTH HOPE STREET                         40 BROAD STREET
    LOS ANGELES, CALIFORNIA 90071               BOSTON, MASSACHUSETTS 02109
           (213) 489-4060                              (617) 350-6800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 549,457 SHARES



                             [NETWORKAPPLIANCE LOGO]



                             NETWORK APPLIANCE, INC.

                                  COMMON STOCK


        This prospectus relates to the public offering, which is not being underwritten, of 549,457 shares of our common stock which is held by some of our current shareholders.

        The prices at which those shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "NTAP." On July 11, 2000, the closing price of our common stock was $83.50.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS FOR SOME OF THE RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                              ---------------------



        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------



                The date of this Prospectus is August 31, 2000.

                             NETWORK APPLIANCE, INC.

        We pioneered the concept of the "network appliance," an extension of the industry trend toward specialized devices that perform a specific function in the network, similar to the development of the router for network communications. Today, we are the leading supplier of network attached data storage and access devices, called filers. Our first filer product was specifically designed to improve the storage and accessibility of data stored on a network. In late 1997, we introduced an Internet caching appliance, our second product category, designed to achieve Internet bandwidth savings and to improve performance by moving data closer to end-users. This product is designed to benefit customers struggling with Web data traffic that is, according to market analysts, doubling every three months. Our filers are faster, more highly available and easier to operate than similarly configured competitively priced products. This filer performance is accomplished by a specialized and patented software system optimized to exclusively perform file service tasks, thus providing performance advantages as compared to general purpose computers used as file servers.

        Initially we marketed our filers primarily in the UNIX(R) environment in high technology companies seeking to achieve leading edge performance. Thereafter, we significantly expanded our market by supporting heterogeneous Windows NT(R), UNIX and Web platforms. More recently we began marketing our products to users of leading database and enterprise software applications, such as applications offered by Oracle Corp., Sybase, Inc. and SAP AG. In fiscal 1999, we intensified our focus on the Windows NT market and entered into original equipment manufacturer agreements with Dell Computer Corporation and Fujitsu Limited.

        Our executive offices are located at 495 East Java Drive, Sunnyvale, California 94089, and the telephone number at that address is (408) 822-6000.


                        WE WILL NOT RECEIVE ANY PROCEEDS

        We will not receive any of the proceeds from this offering. All of the net proceeds from this offering will be for the account of the selling shareholders.

                                 DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently anticipate retaining all available funds, if any, to finance internal growth and product development. Payment of dividends in the future will depend upon our earnings and financial condition and such other factors as our board of directors may consider or deem appropriate at the time.

                            THE SELLING SHAREHOLDERS

        We, Orca Systems, Inc. ("Orca") and Orca Acquisition Corp., our wholly owned subsidiary, entered into an Agreement and Plan of Merger, dated as of June 1, 2000, pursuant to which shares of common stock of Orca were converted into the right to receive shares of our common stock, no par value, as follows:

                                                        NUMBER OF
          NAME OF SELLING SHAREHOLDER                  SHARES OWNED
          ---------------------------                  ------------
          Alan Langerman                                  264,497
          David Ford                                      264,497
          David W. Mitchell                                 1,044
          Michelle P. Dominijanni                           3,751
          Arthur F. Lent                                    5,997
          Donald J. Bolinger                                5,910
          Mary Trueblood                                       391
          Joseph Boykin                                        238
          Jim Geisman                                        3,132
                                                          --------
                                            Total         549,457

        Mr. Langerman was president, treasurer, secretary and a director of Orca, and as of June 14, 2000, became our Director of Engineering, Client Software. Mr. Ford was chief executive officer, assistant secretary and a director of Orca, and as of June 14, 2000, became our Director of Technology, Client Software. The remaining selling shareholders were employees of Orca, and as of June 14, 2000, became our employees. The business address of each of the selling shareholders is 375 Totten Pond Road, Waltham, Massachusetts 02451

        Pursuant to the merger agreement, we also entered into a Registration Rights Agreement, dated as of June 14, 2000, with the foregoing holders of the shares in this offering. The selling shareholders have informed us that, as of the date of this prospectus, they own an aggregate of 549,457 shares of our common stock. As of the date of this prospectus, those shares constitute less than one percent of the outstanding shares of our common stock. No estimate can be given as to the number of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

        This registration statement also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

        The selling shareholders may offer the shares in this offering from time to time, depending on market conditions and other factors, in one or more transactions on the Nasdaq National Market or other national securities exchanges on which our common stock is traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of the shares in this offering may involve (a) sales to underwriters who will acquire the shares in this offering for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (b) block transactions in which the broker or dealer so engaged will attempt to sell the shares in this offering as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (d) an exchange distribution in accordance with the rules of any such exchange and (e) ordinary broker transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the shareholders (or future holders of such shares) and/or purchasers of such shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any broker or dealer that participates in the distribution of such shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any selling shareholder engages an underwriter in connection with the sale of such shares, to the extent required, a supplement to this prospectus will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the names of the underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

        In addition, the selling shareholders may from time to time sell the shares in transactions under Rule 144 promulgated under the Securities Act.

   Pursuant to the registration rights agreement, we agreed to use reasonable efforts to effect the registration of the shares in this offering and to permit the resale of such shares in accordance with the shareholders' intended method or methods. The registration rights agreement obligates us to pay all expenses incurred in connection with registration, including, without limitation, all listing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for us and of our independent public accountants (including the expenses of "cold comfort" letters required by or incident to such performance and compliance) and the reasonable fees and expenses of one counsel to the shareholders. However, each selling shareholder will bear and pay transfer taxes, underwriting fees and brokerage commissions (if any), applicable to the securities offered for its account in connection with any registrations, filings and qualifications made pursuant to the registration rights agreement. We agreed in the registration rights agreement to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the issuance of the shares in this offering will be passed upon for Network Appliance, Inc. by Brobeck, Phleger & Harrison LLP, Los Angeles, California. As of July 13, 2000, members and employees of Brobeck, Phleger & Harrison LLP beneficially owned a total of 12,634 shares of our common stock.

                                     EXPERTS

        Network Appliance, Inc.'s consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Network Appliance, Inc.'s Annual Report on Form 10-K for the year ended April 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


        This prospectus is part of a registration statement (Registration No. 333-41386) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 0-027430). We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.


        1. Our annual report on Form 10-K for the fiscal year ended April 28, 2000.

        2. Our annual report on Form 10-K/A for the fiscal year ended April 28, 2000.


        3. Our registration statement on Form 8-A, relating to our common stock, filed on November 1, 1995, including any amendment or report filed for the purpose of updating such description.


        If you request orally or in writing a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Chief Financial Officer, 495 East Java Drive, Sunnyvale, California, 94089, (408) 822-6000.

        To the extent information in any document which is filed after the date of this prospectus supercedes or amends any information included in or incorporated by reference in this prospectus, you should only rely on the information as so superceded or amended.

================================================================================

PROSPECTUS


                                 549,457 SHARES



                                     [LOGO]



                             NETWORK APPLIANCE, INC.

                                  COMMON STOCK


                                TABLE OF CONTENTS



                                           PAGE
                                           ----
Prospectus Summary ......................     1
How We Intend to Use the Proceeds .......     1
Dividend Policy .........................     1
The Selling Shareholders ................     1
Plan of Distribution ....................     2
Legal Matters ...........................     3
Experts .................................     3
Where You Can Find More Information .....     3

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale of the offered shares shall, under any circumstances, create any implication that there has not been any change in the facts of the offered shares set forth in this prospectus or in the affairs of Network Appliance, Inc. since the date of the prospectus.


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

     SEC Registration fee........................................  $10,935
     NASD fee....................................................       --
     Nasdaq National Market listing fee..........................       --
     Printing and engraving......................................      500
     Our legal fees and expenses ................................    5,000
     The selling shareholders' legal fees and expenses...........        0
     Accounting fees and expenses................................    4,500
     Blue sky fees and expenses..................................       --
     Transfer agent fees.........................................      500
     Miscellaneous...............................................       --
                                                                   -------
               Total.............................................  $21,435
                                                                   =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We have adopted provisions in our amended and restated articles of incorporation that limit the liability of our directors. As permitted by the California General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. That limitation does not affect liability for any breach of a director's duty to us or our shareholders (a) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit; (b) with respect to acts or omissions involving an absence of good faith, that he or she believes to be contrary to our best interests or the best interest of our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his or her duty to us or our shareholders or that show a reckless disregard for his or her duty to us or our shareholders in circumstances in which he or she was, or should have been, aware, in the ordinary course of performing his or her duties, of a risk of serious injury to us or our shareholders; or (c) based on transactions between us and our directors or another corporation with interrelated directors or on improper distributions, loans, or guarantees under applicable sections of the California General Corporation Law. That limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers. No claim or litigation is currently pending against our directors that would be affected by the limitation of liability.

        Our amended and restated articles of incorporation and bylaws provide that we will indemnify our directors and may indemnify our officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

ITEM 16. EXHIBITS



EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
 5.1           --    Opinion of Brobeck, Phleger & Harrison LLP
23.1*          --    Consent of Deloitte & Touche LLP
23.2           --    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1           --    Power of Attorney (see signature page)


*Previously filed.



ITEM 17. UNDERTAKINGS

        (a) We hereby undertake:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) We hereby undertake that for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the California General Corporation Law provisions described in Item 15, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, Network Appliance, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 31 day of August, 2000.


                                            NETWORK APPLIANCE, INC.



                                            By: /s/ DANIEL J. WARMENHOVEN*
                                               ---------------------------------
                                                      Daniel J. Warmenhoven
                                                     Chief Executive Officer






        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURES                 TITLE                           DATE
               ----------                 -----                           ----
/s/ DANIEL J. WARMENHOVEN*                Chief Executive                 August 31, 2000
------------------------------------        Officer, Director
         Daniel J. Warmenhoven              (Principal Executive
                                            Officer)

/s/ JEFFRY R. ALLEN
------------------------------------      Executive Vice President,       August 31, 2000
            Jeffry R. Allen                 Finance and Operations,
                                            Chief Financial Officer
                                            (Principal Financial and
                                            Accounting Officer) and
                                            Secretary

/s/ DONALD T. VALENTINE*
------------------------------------      Chairman of the Board and       August 31, 2000
          Donald T. Valentine               Director

               SIGNATURES                 TITLE                           DATE
               ----------                 -----                           ----
/s/ SANJIV AHUJA*
------------------------------------      Director                        August 31, 2000
            Sanjiv Ahuja


------------------------------------      Director                        August   , 2000
           Carol A. Bartz

/s/ LARRY R. CARTER*
------------------------------------      Director                        August 31, 2000
          Larry R. Carter

/s/ MICHAEL R. HALLMAN*
------------------------------------      Director                        August 31, 2000
         Michael R. Hallman

/s/ ROBERT T. WALL*
------------------------------------      Director                        August 31, 2000
           Robert T. Wall


------------------------------------      Director                        August   , 2000
         Dr. Sachio Semmoto

*By: /s/ Jeffry R. Allen
    -------------------------------
    Jeffry R. Allen
    Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
 5.1           --    Opinion of Brobeck, Phleger & Harrison LLP
23.1*          --    Consent of Deloitte & Touche LLP
23.2           --    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1           --    Power of Attorney (see signature page)


*Previously filed.